Exhibit 99.5

1855 Lockeway Drive, Suite 501• Alpharetta, GA 30004 • 678-393-2651 • Fax 678-393-2657

September 16, 2010

Ladies and Gentlemen of Cellu Tissue Holdings, Inc.,

As you may already know, earlier today we issued a news release announcing that we have signed a definitive merger agreement with Clearwater Paper Corporation, pursuant to which Clearwater Paper Corporation would acquire 100% of the outstanding common stock of Cellu Tissue Holdings, Inc. in an all-cash transaction. We believe that this transaction will provide immediate and meaningful value to our shareholders. We are working together with Clearwater Paper Corporation to close the transaction quickly and expect it to close, subject to customary closing conditions, in the last calendar quarter of 2010.

After the closing, collectively, the companies provide enhanced national manufacturing capabilities and a vertically integrated supplier with high quality tissue products and exceptional service. Together, Cellu Tissue Holdings, Inc. and Clearwater Paper Corporation will have an high breadth of converted tissue products ranging from ultra-premium to economy products each in a full range of pack sizes, and will be a leading private label manufacturer that will continue to invest in world-class papermaking and converting technology.

Clearwater Paper Corporation is presently focused on expanding its tissue business, which it initiated through its announced construction of a new tissue machine and converting lines in Shelby, N.C. Clearwater Paper Corporation’s acquisition of Cellu Tissue Holdings, Inc. will continue to drive that strategy forward with immediate resources to provide more comprehensive service to our potential and existing customers.

Thank you for all of your hard work to date and into the future. The world-class tissue company that will result from Clearwater Paper Corporation’s acquisition of Cellu Tissue Holdings, Inc. will offer more opportunities for growth and success for our employees by helping our customers excel in their business and improve their private label tissue brands.

For more information regarding the acquisition, please visit our company intranet at www.cellutissue.com.

Sincerely,

Russell Taylor

Chief Executive Officer

Cellu Tissue Holdings, Inc.

Additional Information and Where to Find it

In connection with the proposed merger of Cellu Tissue Holdings, Inc. (the “Merger”) with and into Sand Dollar Acquisition Corporation, a wholly owed subsidiary of Clearwater Paper Corporation, and required shareholder approval, Cellu Tissue Holdings, Inc. will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CELLU TISSUE HOLDINGS, INC. AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Cellu Tissue Holdings, Inc. with the SEC may be obtained free of charge by contacting Cellu Tissue Holdings, Inc. at Cellu Tissue Holdings, Inc., Attn: Investor Relations, 1855 Lockeway Dr. Ste 501, Alpharetta, GA 30004. Our filings with the SEC are also available on our website at www.cellutissue.com.

Participants in the Solicitation

Cellu Tissue Holdings, Inc. and its officers and directors may be deemed to be participants in the solicitation of proxies from Cellu Tissue Holdings, Inc.’s shareholders with respect to the Merger. Information about Cellu Tissue Holdings, Inc.’s officers and directors and their ownership of Cellu Tissue Holdings, Inc.’s common shares is set forth in the proxy statement for Cellu Tissue Holdings, Inc.’s 2010 Annual Meeting of Shareholders, which was filed with the SEC on June 25, 2010. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Cellu Tissue Holdings, Inc. and its respective officers and directors in the Merger by reading the preliminary and definitive proxy statements regarding the Merger, which will be filed with the SEC.